EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Shares of Docebo Inc., dated as of January 10, 2022, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

CAT ROCK CAPITAL MANAGEMENT LP

By:	/s/ Alexander Captain
	Name:	Alexander Captain
	Title:	Chief Executive Officer

ALEXANDER CAPTAIN

/s/ Alexander Captain

January 10, 2022